Exhibit 21.1

Subsidiaries of the Registrant

(As of December 31, 2021. All subsidiaries are 100% owned unless indicated otherwise.)

State or Other

Jurisdiction of

NameIncorporation

Atlas Air Worldwide Holdings, Inc. (Registrant)Delaware

Atlas Air, Inc.Delaware

Polar Air Cargo Worldwide, Inc. (1)Delaware

Polar Air Cargo LLCCalifornia

Atlas Aviation Insurance, Inc.New York

Southern Air Holdings, Inc.Delaware

Southern Air Inc.Delaware

Florida West International Airways, Inc.Delaware

Titan Aviation Leasing Limited – Americas, Inc.Delaware

Andromeda Leasing, I LLCDelaware

AAAM A-2 Holdings, LLCDelaware

MSN 26206 LLCDelaware

MSN 26265 LLCDelaware

MSN 26328 LLCDelaware

MSN 27205 LLCDelaware

MSN 27615 LLCDelaware

MSN 27959 LLCDelaware

Titan Aviation Holdings, Inc.Delaware

AAWW International 1 Inc.British Virgin Islands

Titan Aviation Holdings (Cayman), Ltd.Cayman Islands

AAWW International 2 Inc.British Virgin Islands

Titan Singapore Aircraft Leasing PTE. LTDSingapore

MSN 36201 PTE. LTD.Singapore

MSN 36200 PTE. LTD.Singapore

MSN 39286 PTE. LTD.Singapore

MSN 37138 Ltd.Cayman Islands

MSN 38969 Ltd.Cayman Islands

Titan Asset Management Ireland LimitedIreland

Titan Asset Management Hong Kong LimitedHong Kong

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(1)	51% owned.